Exhibit 99(b)

FOR RELEASE:	Wednesday, March 22, 2006	CONTACT:	Lindsey C. Williams
	9:00 a.m. ET		248.813.2528
			lindsey.c.williams@delphi.com

			David Bodkin
			248.813.2532
			david.g.bodkin@delphi.com
DELPHI, UAW AND GM AGREE ON HOURLY SPECIAL ATTRITION PLAN
13,000 Employees Potentially Eligible For Proposed Special Retirements;
GM to Provide Financial Support and Accept 5,000 Flowbacks
April 7th Bankruptcy Court Hearing Sought for Approval of UAW Plan and Authority for Similar
Plans for IUE-CWA, USW and Other Represented Hourly Employees
     TROY, Mich. — Delphi Corp. (DPHIQ) today announced a critical milestone in its restructuring. The company has reached agreement with the UAW and General Motors (GM) Corp. on a special hourly attrition plan, including the opportunity for UAW-represented Delphi employees to retire from GM. GM has agreed to provide substantial financial support under the proposed plan. The plan enables a more rapid transformation to a reduced labor cost structure across Delphi’s U.S. manufacturing operations. While subject to bankruptcy court approval, the plan provides financial incentives for certain types of retirements to ease the transition into retirement and permits the flow of up to 5,000 UAW-represented Delphi employees to employment with GM.
     “We remain focused on the transformation of Delphi in order to emerge successfully from the Chapter 11 reorganization process and provide a strong foundation for our future,” said Delphi President and Chief Operating Officer Rodney O’Neal. “An accelerated attrition plan will help enable the transformation of our U.S. manufacturing and support operations into a much more competitive cost base.”
     The proposed plan for eligible U.S. hourly employees includes normal and early retirements and UAW flowbacks to openings at General Motors facilities. Eligible UAW-represented Delphi employees may elect to retire from Delphi or flow to and retire from GM.
     Approximately 13,000 hourly union-represented employees may be eligible to participate in the plan. Certain eligible U.S. hourly employees may be offered a lump sum payment of $35,000 to retire. 5,000 UAW-represented employees will have the opportunity to flowback to GM through the end of September 2007.
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     Under the proposed plan, GM has agreed to assume the financial obligations related to the lump sum payments to be made to eligible Delphi U.S. hourly employees accepting normal or voluntary retirement incentives and certain post-retirement employee benefit obligations related to Delphi employees who flow to GM under the plan.
     The company said the plan is subject to a number of conditions, including approval by the U.S. Bankruptcy Court, which Delphi will seek to have heard at the April 7 omnibus hearing. A motion seeking approval of the plan and authority for similar plans for IUE-CWA, USW and other represented hourly employees will be filed with the Bankruptcy Court later today, and a report regarding the plan agreement will be filed on Form 8-K with the Securities and Exchange Commission.
     Delphi will continue talks in an effort to achieve a comprehensive agreement no later than March 30, 2006. Absent agreement with all parties, Delphi will file no later than March 31, 2006 its motion under Sections 1113 and 1114 of the U.S. Bankruptcy Code to initiate the process of seeking court authorization to reject the collective bargaining agreements and terminate hourly post-retirement health care plans and life insurance.
     Delphi filed for Chapter 11 reorganization of its operations in the United States on Oct. 8, 2005 in the U.S. Bankruptcy Court of the Southern District of New York and under the jurisdiction of Judge Robert Drain.
     For more information about Delphi and its operating subsidiaries, visit Delphi’s media room at www.delphi.com/media/.
This press release, as well as other statements made by Delphi may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession (“DIP”) facility; the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and associates; and the ability of the Company to attract and retain customers. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including, but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report on Form 10-Q for the quarter ended September 30, 2005 and current reports on Form 8-K. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Delphi’s common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company’s public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of Delphi’s common stock and other equity interests (such as options) should assume that they will not receive value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing and as stated in its October 8, 2005 press release announcing the filing of its chapter 11 reorganization cases, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Delphi’s common stock or other equity interests or any claims relating to prepetition liabilities.
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